Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER 2021 RESULTS

•	New awards of $3.7 billion in the quarter include significant projects in all three segments

•	First quarter revenue of $2.9 billion reflects COVID-19 related delays on certain projects

•	Q1 2021 loss per share from continuing operations of $0.43; adjusted EPS from continuing operations of $0.07

•	Company announces NuScale’s engagement with financial advisory firm to explore financing options for industry-leading clean energy small modular reactor technology

IRVING, TX (May 7, 2021) - Fluor Corporation (NYSE: FLR) announced financial results for its first quarter ended March 31, 2021. Revenue for the quarter was $2.9 billion and the net loss from continuing operations was $61 million, or $0.43 per diluted share. Earnings attributable to Fluor were negatively impacted by $68 million as a result of NuScale expenses and other adjustments (outlined in the table at the end of this release). Excluding these items, adjusted earnings per diluted share were $0.07. Consolidated segment profit for the quarter, which includes NuScale expenses, was $60 million compared to $55 million in the first quarter of 2020.

"Results for the quarter were consistent with our expectations as we start to work past the effects of COVID-19 on our projects and operations, " said David Constable, chief executive officer of Fluor. "We continue to have productive conversations with our clients and believe that prospects and opportunities will begin to pick up as we enter the back half of 2021."

First quarter new awards were $3.7 billion, and ending consolidated backlog was $23.8 billion, up from $23.1 billion last quarter. Fluor’s cash and marketable securities at the end of the quarter were $2.0 billion. Corporate general and administrative (G&A) expenses in the first quarter were $66 million, compared with $34 million a year ago, due to higher stock price-driven compensation.

Outlook

Fluor is maintaining its adjusted earnings per share (EPS) guidance of $0.50 to $0.80 per diluted share for 2021. Adjusted EPS guidance excludes NuScale-related expenses and other adjustments (outlined in the table at the end of this release). Guidance for 2021 assumes increased opportunities for new awards in the second half of the year as post-pandemic capital spending improves.

Business Segments

During the first quarter of 2021, we changed the composition of our segments to implement our new strategy and to pursue opportunities in our designated markets. We now report our operating results in four reportable segments as follows: Energy Solutions, Urban Solutions, Mission Solutions and Other.

The Energy Solutions segment reported a profit of $2.2 million in the first quarter compared to a loss of $5.9 million in the first quarter of 2020. Revenue for the first quarter was $991 million, down from $1.4 billion in the previous year. Results for the quarter reflect a $29 million expense related to an embedded foreign currency derivative as well as reduced execution activity on certain projects. New awards in the quarter totaled $1.6 billion and include Fluor’s portion of a refinery project in Mexico, compared to $1.5 billion in the first quarter of 2020. Ending backlog was $11.1 billion compared to $11.0 billion last quarter. During the first quarter, Fluor removed approximately $1 billion from backlog due to the cancellation of a chemicals project in North America.

The Urban Solutions segment reported a profit of $30 million in the first quarter compared to a profit of $51 million in the first quarter of 2020. Revenue for the first quarter was $1.2 billion, down from $1.6 billion in the previous year. Results for the quarter reflect the impacts of COVID delays on a large mining project in South America, the nearing completion of two data center projects in Europe and forecast revisions on two infrastructure projects. New awards in the quarter totaled $1.1 billion, compared to $1.6 billion in the first quarter of 2020, and included a vaccine development project for Fujifilm Corporation in Denmark. Ending backlog was $9.7 billion compared to $9.2 billion last quarter.

The Mission Solutions segment reported a profit of $44 million in the first quarter compared to a profit of $32 million in the first quarter of 2020. Revenue for the first quarter was $753 million, up from $746 million in the previous year. Results for the quarter were substantially driven by favorable contract modifications and increased execution activity on our Department of Energy projects as well as the increase in performance scores on several projects. New awards in the quarter totaled $992 million compared to $684 million in the first quarter of 2020. This included an extension of the Portsmouth decontaminating and decommissioning contract in Ohio. Ending backlog was $3.0 billion compared to $2.9 billion last quarter.

The Other segment, comprised entirely of NuScale, recognized expenses of $15 million for the first quarter, compared to $13 million a year ago. During the quarter JGC Holdings Corporation invested $40 million in NuScale. To accelerate the commercialization of NuScale’s industry-leading clean energy small modular reactor (SMR) technology, NuScale recently retained Guggenheim Partners to explore financing options.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern Time on Friday, May 7, which will be webcast live and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 800-263-0877 (U.S./Canada) or +1 323-794-2094. The conference ID is 3618193. A supplemental slide presentation will be available at the conclusion of the call.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week. Click Here to register for the replay.

Non-GAAP Financial Measures

This news release contains discussions of consolidated segment profit and adjusted EPS that would be deemed non-GAAP financial measures under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding the following: corporate general and administrative expense; impairment, restructuring and other exit costs; interest expense; interest income; domestic and foreign income taxes; other non-operating income and expense items; and earnings from discontinued operations. The company believes that consolidated segment profit provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted EPS is defined as diluted net earnings per share from continuing operations attributable to Fluor excluding NuScale related expenses and the impact of foreign exchange fluctuations, restructuring or impairments and certain non-recurring or unusual items. The company believes adjusted EPS allows investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. Reconciliations of consolidated segment profit and adjusted EPS to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS guidance to the most comparable GAAP measure because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better future by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 44,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $15.7 billion in 2020 and is ranked 181 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 100 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, new awards, backlog, earnings and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the severity and duration of the COVID-19 pandemic and actions by governments, businesses and individuals in response to the pandemic, including the duration and severity of economic disruptions; the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure of our joint venture or other partners to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; uncertainties, restrictions and regulations impacting our government contracts; the inability to hire and retain qualified personnel; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; damage to our reputation; failure to adequately protect intellectual property rights; asset impairments; failure to maintain an effective system of internal controls; failure to prepare and timely file our periodic reports; the restatement of certain of our previously issued consolidated financial statements; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to climate change and environmental, health and safety matters; failure to successfully implement our strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; and restrictions on possible transactions imposed by our charter documents, Delaware law and our stockholder rights agreement. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 26, 2021. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

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SUMMARY FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT

(In millions)
THREE MONTHS ENDED MARCH 31	2021		2020
Revenue
Energy Solutions	$991.0		$1,359.3
Urban Solutions	1,194.2		1,592.2
Mission Solutions	753.3		746.2
Total revenue	$2,938.5		$3,697.7

Segment profit (loss) $ and margin %
Energy Solutions	$2.2	0.2%	$(5.9)	(0.4)%
Urban Solutions	29.8	2.5%	51.3	3.2%
Mission Solutions	43.6	5.8%	32.1	4.3%
Other	(15.7)	NM	(22.8)	NM
Total segment profit (loss) $ and margin %	$59.9	2.0%	$54.7	1.5%

Corporate G&A	(65.5)		(33.6)
Impairment, restructuring and other exit costs	(26.4)		(102.4)
Foreign currency gain (loss)	(11.3)		45.2
Interest expense, net	(17.1)		(4.6)
Earnings (loss) attributable to NCI from Cont Ops	32.8		9.1
Earnings (loss) from Cont Ops before taxes	(27.6)		(31.6)
Income tax expense (benefit)	0.6		(62.3)
Net earnings (loss) from Cont Ops	(28.2)		30.7
Less: Net earnings (loss) attributable to NCI from Cont Ops	32.8		9.1
Net earnings (loss) attributable to Fluor from Cont Ops	$(61.0)		$21.6

New awards
Energy Solutions	$1,609.3		$1,542.3
Urban Solutions	1,061.3		1,607.8
Mission Solutions	991.8		684.0
Total new awards	$3,662.4		$3,834.1

New awards related to projects located outside of the U.S.	67%		58%

Backlog	March 31, 2021	December 31, 2020
Energy Solutions	$11,097.2	$11,020.5
Urban Solutions	9,693.2	9,224.1
Mission Solutions	3,001.3	2,899.5
Total backlog	$23,791.7	$23,144.1

Backlog related to projects located outside of the U.S.	65%	64%
Backlog related to lump-sum projects	57%	60%

RECONCILIATION OF ADJUSTED EARNINGS PER SHARE TO GAAP EARNINGS PER SHARE

GAAP earnings per share	$(0.43)
NuScale expenses	$0.11
Non-cash impairments	$0.19
Embedded foreign currency derivative	$0.14
Other foreign currency (gains) / losses	$0.04
SEC investigation related costs	$0.02
Adjusted earnings per share	$0.07

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